Exhibit S

EXECUTION VERSION

This WAIVER AND AMENDMENT AGREEMENT (this “Agreement”) is entered into as of September 10, 2020 by and among Itaú Unibanco Holding S.A., a sociedad anónima organized under the laws of Brazil (“Itaú Parent”), Corp Group Holding Inversiones Limitada, a sociedad en comandita por acciones organized under the laws of Chile (“CG Holding”), CorpGroup Interhold SpA, a sociedad por acciones organized under the laws of Chile (“Interhold”), Inversiones Gasa Limitada, a sociedad de responsabilidad limitada organized under the laws of Chile (“GASA” and, collectively with CG Holding and Interhold, “Corp Group Parent”), Corp Group Banking S.A., a sociedad anónima organized under the laws of Chile (“CGB”) and Compañía Inmobiliaria y de Inversiones Saga SpA, a sociedad por acciones organized under the laws of Chile (“SAGA” and together with CGB, “Company Two”).

RECITALS

WHEREAS, the parties hereto have entered into that certain Shareholders Agreement, dated April 1, 2016 (the “Shareholders Agreement”), pursuant to which Corp Group Parent is entitled to certain dividend put and call options under Section 6.2 thereunder. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Shareholders Agreement.

WHEREAS, by letter dated April 08, 2019, rectified by letter dated April 29, 2019 (the “2019 Dividend Put Option Notice”), Corp Group Parent exercised a put option to sell to Itaú Parent or one of its wholly-owned Subsidiaries in accordance with Section 6.2(d)(i) of the Shareholders Agreement, 5,558,780,153 Bank Shares evidenced in the share certificates Nº95,674, Nº96,035, N°102,048, N°103,017, Nº104,305, N°105,364, N°105,376, N°105,564, N°106,593, N°106,594, N°106,600 and N°106,602, issued by the Chilean Bank in the name of SAGA (collectively, the “2019 Dividend Put Bank Shares”).

WHEREAS, it has been proposed by Itaú Parent and accepted by Corp Group Parent and Company Two that the consummation of the acquisition by Itaú Parent or one of its wholly-owned Subsidiaries of the 2019 Dividend Put Bank Shares is made through the direct sale to Itaú Parent or one of its wholly-owned Subsidiaries of the 2019 Dividend Put Bank Shares in a private transaction without placing an order on the Santiago Stock Exchange and not through the sale of Company Shares pursuant to Section 6.2(d)(i) and (ii) of the Shareholders Agreement as it was notified by Corp Group Parent in the 2019 Dividend Put Option Notice.

WHEREAS, the parties hereto are willing to agree on the waiver and related amendment as described herein under the terms and subject to the conditions stated herein; and

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

Itaú Parent, Corp Group Parent and Company Two hereby irrevocably waive Section 3.1(b), Section 6.2(d) and Section 6.2(e) of the Shareholders Agreement, solely with respect to the mechanism to consummate the transfer of the 2019 Dividend Put Bank Shares, and hereby agree to amend, solely in respect of the 2019 Dividend Put Bank Shares, the Shareholders Agreement with the following additional provisions:

Notwithstanding anything to the contrary set forth in any other provision of the Shareholders Agreement:

(i) The consummation of the acquisition by Itaú Parent or one of its wholly-owned Subsidiaries of the 2019 Dividend Put Bank Shares shall be made through the direct sale by SAGA to Itaú Parent or one of its wholly-owned Subsidiaries of the 2019 Dividend Put Bank Shares in a private sale transaction without placing an order on the Santiago Stock Exchange and not through the sale of Company Shares pursuant to Section 6.2(d)(i) and (ii) of the Shareholders Agreement; and

(ii) In the event that Corp Group Parent exercises the repurchase right under Section 6.2(e) of the Shareholders Agreement to acquire all or part of the 2019 Dividend Put Bank Shares, the sale of the 2019 Dividend Put Bank Shares to be repurchased shall be implemented through a direct private sale of such 2019 Dividend Put Bank Shares without placing an order on the Santiago Stock Exchange and not through the sale of Company Shares pursuant to Section 6.2(e)(i) and (ii) of the Shareholders Agreement, at the same price per 2019 Dividend Put Bank Share as was paid by Itaú Parent or one of its wholly-owned Subsidiaries in the consummation of the acquisition of the 2019 Dividend Put Bank Shares pursuant to clause (i) above plus an annual interest rate at the Chilean Índice de Cámara Promedio plus 3.52% per annum.

The waiver and amendments set forth in this Agreement are limited as specified herein and shall not constitute a consent, modification, acceptance or waiver of the Shareholders Agreement other than as expressly provided herein, nor shall it constitute a consent, modification, acceptance or waiver of any other agreement or instrument, with respect to which the parties hereto reserve any and all of their rights.

Sections 1.2 (Other Definitional Provisions), 7.10 (Governing Law; Dispute Resolution; Waiver of Jury Trial) and 7.18 (Counterparts; Facsimile Signatures) of the Shareholders Agreement shall apply to this Agreement mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

ITAÚ UNIBANCO HOLDING S.A.

By:	/s/ Fabio Augusto Rodrigues Cintra Zagatti
Name: Fabio Augusto Rodrigues Cintra Zagatti
Title: Attorney in Fact

By:	/s/ Fernando Della Torre Chagas
Name: Fernando Della Torre Chagas
Title: Attorney in Fact

CORP GROUP HOLDING INVERSIONES LIMITADA

By:	/s/ Pilar Danobeitia
Name: Pilar Danobeitia
Title: Attorney in Fact

CORPGROUP INTERHOLD SpA

By:	/s/ Pilar Danobeitia
Name: Pilar Danobeitia
Title: Attorney in Fact

INVERSIONES GASA LIMITADA

By:	/s/ Pilar Danobeitia
Name: Pilar Danobeitia
Title: Attorney in Fact

CORP GROUP BANKING S.A.

By:	/s/ Pilar Danobeitia
Name: Pilar Danobeitia
Title: Attorney in Fact

COMPAÑÍA INMOBILIARIA Y DE INVERSIONES SAGA SpA

By:	/s/ Pilar Danobeitia
Name: Pilar Danobeitia
Title: Attorney in Fact